Exhibit 99.4


                          INTERIM MANAGEMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is entered into this 11th day of April, 2001, by and between JATA LLC, a New York limited liability company, with its principal place of business located at c/o Tashlik, Kreutzer, Goldwyn & Crandell P.C., 833 Northern Boulevard, Great Neck, New York 11221 ("Purchaser"), NORCATEC LLC ("NorcaTec"), a New York limited liability company, NAPCO INTERNATIONAL INC., a Minnesota corporation ("Napco" or the "Company"), and VENTURIAN CORP., a Minnesota corporation, with its principal place of business located at 11111 Excelsior Boulevard, Hopkins, Minnesota 55343 ("Venturian"). (Purchaser, NorcaTec, Venturian and the Company are hereinafter collectively referred to as the "Parties"). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as hereinafter defined).

          WHEREAS, the Parties have entered into that certain asset purchase agreement of even date herewith (the "Asset Purchase Agreement") pursuant to which, among other things, Napco is selling to Purchaser substantially all of its assets, including (unless the IPM Election is made) all of its stock in International Precision Machining, Inc. ("IPM"), and Purchaser is assuming from Napco its current and contingent liabilities, all as more specifically provided in the Asset Purchase Agreement ("Transaction");

          WHEREAS, the Parties have agreed that time is of the essence in the closing of the Transaction (the "Closing") and the Parties have agreed to proceed towards the Closing in a diligent and efficient manner during the period commencing with the date hereof and ending with the date of the Closing (the "Interim Period");

          WHEREAS, the Parties desire to facilitate the pending Transaction and wish for Purchaser to become familiar with the management and operations of the Company as soon as practicable;

          WHEREAS, the Company is engaged in the business of marketing military parts and components, including parts for U.S. made military wheeled and tracked vehicles (the "Business");

          WHEREAS, this Agreement is not intended to create a third-party beneficiary contract, nor is it intended to benefit any parties other than the parties to this Agreement;

          WHEREAS, the Parties believe that it is in their mutual best interests for Purchaser to have the opportunity to work with the Company's present management prior to the Closing and to establish terms and conditions for the operation by Purchaser of the Company's Business during the Interim Period, as set forth herein; and

          WHEREAS, Purchaser has agreed to dedicate time and management resources to the Company during the Interim Period (the "Management Services").


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          NOW THEREFORE, it is agreed that the Parties enter into this Agreement upon the following terms and conditions:

          Section 1. Management of the Company and the Business. As part of the Management Services, Purchaser will assume all management responsibilities and control of all assets and liabilities of the Company and the Business that are being assigned to or assumed by Purchaser pursuant to the Asset Purchase Agreement (collectively, the "Transferring Assets and Liabilities"), and will be responsible for its day to day operations during the Interim Period. With the exception of changes made by Purchaser for environmental concerns pursuant to
Section 7(d), the Purchaser will supervise the management of IPM consistent with the level of supervision and past practice of the Company, which involved general oversight but left day to day management and control of the business with the employees working in that business. Except as otherwise provided herein and in the Napco International Inc. 2001 Operating Plan dated January 26, 2001 (the "Operating Plan") annexed hereto as Exhibit A, the Company's current management will remain substantially in place, but will act under the direction of Purchaser, or Purchaser's duly authorized representative. Purchaser will act in the interests of the Company at Purchaser's discretion and in a manner consistent with practices in the industry at all times during the course of this Agreement, subject only to good faith business judgment.

          Section 2. Corporate Meetings. Purchaser, through its designated representative, may attend all of the Company's Board of Directors meetings, during the term of this Agreement, for purposes of observation only, and the purpose of attendance by Purchaser at the meetings will be solely for the purpose of the Purchaser becoming more familiar with the operations of the Business. However, the Parties agree that Purchaser's representative will not be entitled to be present in connection with any discussions by the Company's Board of Directors regarding the Transaction, this Agreement, Purchaser's or NorcaTec's performance of its obligations under this Agreement or otherwise in connection with the Transaction, or other matters concerning the relationship between Venturian and/or the Company, on the one hand, and Purchaser and/or NorcaTec, on the other hand.

          Section 3. Purchaser Time Commitment. Purchaser shall devote that amount of time that is necessary in Purchaser's good faith business judgment to conduct the affairs of the Business of the Company and to attend to all matters concomitant to the Business of the Company.

          Section 4. Business Associations; Contracts. Purchaser will, subject to its good faith business judgment, maintain all of the Company's current business relationships, including those relationships with the Company's current manufacturers, distributors, producers, vendors, creditors, and all other associates or affiliates of the Company, and Purchaser will continue to operate the Business of the Company in its ordinary course of business with its associates and affiliates; provided, however, that Purchaser's employees and representatives will not meet or otherwise communicate directly with the Company's customers and vendors, but will direct the Company's employees in connection with such meetings and other communication, provided further, that Purchaser may communicate (concerning Purchaser's business) directly with such customers and/or vendors who are also currently customers and/or vendors of Purchaser or its affiliates. Purchaser may cause the Company to enter into a transaction or


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agreement with Purchaser or its affiliates, which transaction or agreement shall be on terms no less advantageous to the Company than would be obtained in an arms length transaction, provided that if the transaction or agreement causes the Company to suffer a loss, the Purchaser or its affiliates shall pay to the Company a fee to cover the Company's costs and expenses incurred as a result of such transaction or agreement. All contracts and agreements relating to the Business of the Company, whether or not performed by Purchaser as part of the Management Services pursuant to this Agreement, shall remain the Company's contracts and agreements during the Interim Period, and nothing in this Agreement shall in any way make Purchaser a party to any such contracts or agreements or be deemed to be an assumption by Purchaser of any of the obligations or liabilities under such contracts or agreements.

          Section 5. Support Services. The Company agrees to provide all management and support services to Purchaser in connection with the ongoing operations of the Business in a manner consistent with the Company's provision of such services prior to the date of this Agreement, at all times during the term of this Agreement, at the reasonable request of Purchaser, including in areas of management, marketing, technical, production, distribution, and all other areas. The Company will cause all of its management and employees to perform their duties in cooperation with the Purchaser and to accept direction therefrom.

          Section 6. Limitations on Power of Purchaser. Notwithstanding that Purchaser shall manage the operations of the Company's Business during the term of this Agreement, Purchaser shall not cause any of the following events to occur without the express approval of the Company's Board of Directors through a duly authorized resolution: (a) change the business purpose of the Company; (b) sell any Assets other than in the ordinary course of business; (c) pledge or encumber any of the Assets; (d) distribute profits or liquidate the Business;
(e) incur any indebtedness for borrowed money, other than draws on the Company's existing credit facilities in the ordinary course of business consistent with past practice; (f) dismiss any employee, except for cause (including failure or refusal to follow Purchaser's policies or directives), other than as set forth in the Operating Plan, (g) take any action with respect to any assets or liabilities not included within the Transferring Assets and Liabilities; (h) cause the Company to take any action in breach of its obligations under the Asset Purchase Agreement; (i) make any change in the compensation or benefits of any employees of the Company; or (j) otherwise take any action not in the ordinary course of business consistent with past practice or the Operating Plan.

          Section 7. Company's Liabilities.

               (a) Payment. As part of the Management Services, Purchaser will have the right to authorize and make payments from the Company to any of the Company's creditors with respect to the Transferring Assets and Liabilities, to the extent necessary to conduct the Business, and will, insofar as reasonably possible, do so in a manner to avoid breaching any covenants under the Company's credit facility.

               (b) Employee Plans. Purchaser will have the right to authorize and make payments from the Company for each Employee Plan of the Company, consistent with past practice.


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               (c) Administration. As part of the Management Services, Purchaser will administer all of the Transferring Assets and Liabilities.

               (d) Environmental Concerns. Purchaser, in its sole discretion, may cause the Company and/or IPM to make any changes to the Company's or IPM's operations and Business with respect to the handling, discharge, release, storage, disposal or otherwise of pollutants of any kind (including Hazardous Substances) necessary to cause the Company to comply with any Environmental Laws.

          Section 8. Revenue from Operations. In the event, for any reason, the Transaction does not close, the revenues, profits and losses from the operations of the Business of the Company will remain with the Company and the Management Services of Purchaser pursuant to this Agreement shall terminate.

          Section 9. Bids for Certain New Business. During the term of this Agreement, any profit earned on new business which would otherwise have been the subject of competitive bidding between Purchaser or one or more of its affiliates, on the one hand, and the Company, on the other hand, shall be shared by the Purchaser and the Company, fifty (50%) to each; provided, however, that
(i) any new business from a country in which the Company presently has significant business and Purchaser and its affiliates have no business shall be deemed to be new business of the Company alone and (ii) any new business from a country in which the Purchaser or its affiliates presently has significant business and the Company and its affiliates have no business shall be deemed to be new business of the Purchaser alone.

          Section 10. Limitation of Purchaser's Liability. Notwithstanding any other provision of this Agreement to the contrary and notwithstanding any provision of law to the contrary, Purchaser shall not be liable for any actions or omissions in the management and operation of the Business pursuant to this Agreement, unless such actions are in breach of any express obligation of Purchaser pursuant to this Agreement or not taken on the basis of Purchaser's good faith business judgment, and in no event shall Purchaser be liable for consequential or punitive damages. Purchaser's liability for any actions or omissions pursuant to this Section 10 shall not survive the closing of the Asset Purchase Agreement.

          Section 11. Reporting; Access to Books and Records.

               (a) During the period commencing on the date hereof and ending on the Closing Date, the Company shall, upon reasonable notice, afford to the Purchaser and the Purchaser's counsel, accountants and other authorized representatives, full access to the employees, properties, books and records of the Company. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the Purchaser shall request. Purchaser shall maintain all information received by it in the performance of its services hereunder in strict confidence and not disclose such information to any other person or entity or use such information for any purpose other than performing its obligations under this Agreement and consummating the Transaction.


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               (b) The Company shall provide to Venturian and Purchaser:

                    (i) Not later than 15 business days following each calendar month during the term of this Agreement, a profit and loss statement and balance sheet with respect to the Business as of the end of such calendar month;

                    (ii) Not later than five business days following the end of each calendar month during the term of this Agreement, a sales report and backlog report with respect to the Business for such month; and

                    (iii) At the end of each calendar week during the term of this Agreement, a cash and borrowing report as of the end of such week.

All such profit and loss statements, balance sheets and reports shall be prepared by Venturian or the Company in a manner consistent with the Company's preparation of the same immediately prior to the date of this Agreement and Purchaser shall cooperate with the Company in such regard. The Purchaser shall inform Venturian of any staffing changes as the Purchaser determines to make the same, but in any event prior to the time the same are communicated to the Company's staff. In addition, Purchaser shall provide to Venturian such additional documents and information as Venturian may from time to time request in connection with the Company, its assets, liabilities and performance, and permit Venturian complete access to all of the employees, books, records, and properties of the Company.

          Section 12. Cooperation of the Parties. The Parties will, and will continue to, cooperate fully with each other, and will cause their respective accountants, counsel, consultants and other representatives to cooperate with each other.

          Section 13. Termination. This Agreement shall terminate automatically and immediately upon the Closing of the Transaction. Either Party may immediately terminate this Agreement upon written notice in the event that the Asset Purchase Agreement is terminated . Venturian may terminate this Agreement as to IPM at any time upon written notice to Purchaser in the event that Seller exercises the IPM Election, and in the event of such a termination as to IPM Purchaser shall have no responsibility for or control over the business or operations of IPM. No termination of this Agreement for any reason will relieve any party hereto of any liability for any breaches of this Agreement occurring prior to such termination.

          Section 14. Additional Conditions.

               (a) From the date of this Agreement until the Closing, the Company and Purchaser will, among other things:

                    (i) not make any changes in the authorized, issued or outstanding capital stock of the Company, and not declare, set aside, pay or make any dividends on the capital stock of the Company;


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                    (ii) not grant any rights, warrants or options relating to the capital stock of the Company, without the express written consent of the Parties;

                    (iii) not disclose or communicate to any person, or use for the benefit of any person, any secret, confidential or proprietary knowledge or information with respect to the Company or the Business; and

                    (iv) keep each other informed of all material events and occurrences relevant to the Business and operations of the Company.

               (b) From the date of this Agreement until the Closing, the Company will, among other things:

                    (i) have the Purchaser approve all checks and vouchers in excess of $25,000;

                    (ii) not make any commitments for capital expenditures in excess of $5,000 without the prior approval of the Purchaser;

                    (iii) not make any expenditures or distributions to shareholders without the prior approval of the Purchaser other than intercompany advances from Napco to Venturian in the ordinary course consistent with past practice, which advances are to be repaid in full at the Closing by Venturian. Such intercompany accounts shall be allocated among Venturian, Napco and their affiliates in a manner consistent with past practice and the rental payments under the Leases shall be charged to the Company at the amounts set forth in the Leases for the period from and after the Closing Date;

                    (iv) not make any changes to existing inter-company policies or practices;

                    (v) except in the ordinary course of business, not make any payments or expenditures without the prior approval of the Purchaser; and

                    (vi) except for normal weekly payroll and expense reimbursements in accordance with the Company's policy, not pay any bonuses or other payments to employees without the prior approval of the Purchaser.

          Section 15. Insurance. Throughout the Interim Period, the Company and Venturian shall cause to be kept in full force and effect all insurance policies for the Business, consistent with past practice. If any of the Assets are stolen or damaged by fire or other casualty, all insurance proceeds shall be held in trust by the Company, at Purchaser's direction, to repair or replace the same with reasonable dispatch after its receipt of insurance proceeds.

          Section 16. Indemnification.

               (a) Venturian and the Company, jointly and severally, shall indemnify


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the Purchaser and NorcaTec and hold the Purchaser and NorcaTec harmless from and against any and all liability, loss, claim, cost, expense or deficiency (including reasonable attorney's fees) arising out of any breach by Venturian or the Company of any of their obligations under this Agreement.

               (b) The Purchaser and NorcaTec, jointly and severally, shall indemnify Venturian and the Company, and hold Venturian and the Company harmless from and against any and all liability, loss, claim, cost, expense or deficiency (including reasonable attorney's fees) arising out of any breach by the Purchaser or NorcaTec of any of their obligations under this Agreement.

               (c) Liability under this Section 16 shall not survive the Closing.

          Section 17. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing (including facsimile transmission) and mailed (by certified mail, return receipt requested, postage prepaid), sent or delivered (personally or by overnight delivery service) addressed as follows:

        If addressed to Purchaser:

                 JATA LLC
                 c/o Tashlik, Kreutzer, Goldwyn & Crandell P.C.
                 833 Northern Boulevard
                 Great Neck, NY  11021

                 Attention: Martin M. Goldwyn, Esq.
                 Facsimile: (516) 829-6509

        And if addressed to the Company or Venturian:

                 Venturian Corp.
                 11111 Excelsior Boulevard
                 Hopkins, Minnesota  55343
                 Attention:  Gary B. Rappaport
                 Facsimile:  (952) 931-2575

        Copy to:

                 Leonard, Street and Deinard
                 150 South Fifth Street, Suite 2300
                 Minneapolis, Minnesota 55402

                 Attention:  Morris M. Sherman, Esq.
                 Facsimile:  (612) 335-1657


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or to such other address as the Parties may give notice by like means. All notices and communications mailed by certified mail, return receipt requested, postage prepaid shall be effective three (3) days after deposit in the United States Mail. All notices and communications, if not mailed, shall be effective upon the earlier of (a) actual receipt by the addressee if personally delivered,
(b) confirmation of a successful transmission if sent by fax and a confirming copy of the transmission also is sent to the addressee by overnight delivery service on the date of transmission, or (c) with respect to delivery by overnight delivery service, the day following deposit with such service, if delivery on such day by such service is confirmed with the service.

          Section 18. No Joint Venture. This Agreement does not constitute Purchaser as the agent or legal representative of the Company, or the Company as the agent or legal representative of Purchaser, for any purpose whatsoever. No joint venture or partnership between the Parties hereto is intended or shall be inferred.

          Section 19. Non-Assignability. Neither party may assign any of its rights, duties or obligations under this Agreement to any third party except as provided herein, or with the prior written consent of the other.

          Section 20. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in (i) the United States Federal Courts or New York Supreme Court, in the State of New York in the case of any action commenced by Venturian or Seller, or (ii) the United States Federal Courts or the Hennepin County, Minnesota District Court in the State of Minnesota, in the case of any action commenced by Purchaser or NorcaTec. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding, and agree that venue for any action or proceeding brought (i) in the State of New York shall lie in the Eastern District of New York or Supreme Court, Nassau County, as the case may be and (ii) brought in the State of Minnesota shall lie in the Federal District of Minnesota or the District Court, Hennepin County, as the case may be. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

          Section 21. Integration; Waiver. This Agreement and the Asset Purchase Agreement constitutes and represents the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions or agreements related thereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.


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          Section 22. Other Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

          Section 23. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

          Section 24. Headings. Headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

          Section 25. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which when taken together constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]







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          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                                 JATA LLC


                                                 By: ___________________________
                                                     Russell N. Stern, President


                                                 NORCATEC LLC

                                                 By: NT Group Inc., Member


                                                 By: ___________________________
                                                     Russell N. Stern, President


                                                 NAPCO INTERNATIONAL INC.

                                                 By: ___________________________


                                                 VENTURIAN CORP.

                                                 By: ___________________________






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